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                                                                   Exhibit 12(b)

                           J. C. Penney Company, Inc.
                         and Consolidated Subsidiaries
           Computation of Ratios of Available Income to Fixed Charges




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

                                             52 Weeks        52 Weeks       52 Weeks       52 Weeks        52 Weeks
                                               Ended          Ended          Ended          Ended           Ended
($ in Millions)                              01/25/03        01/26/02       01/27/01       01/29/00        01/30/99
                                           --------------  -------------  -------------  -------------   -------------
Income/(loss) from continuing operations          $  584          $ 201         $ (887)        $  273          $  711
      (before income taxes and
      capitalized interest)

Fixed charges:

Interest (including capitalized
interest) on:

      Operating leases                               349            305            320            272             225
      Short-term debt                                  4              -             13            137             106
      Long-term debt                                 403            426            464            538             557
      Capital leases                                   4              5              3              2               4
      Other, net                                      19              8              2             (5)              1
                                           --------------  -------------  -------------  -------------   -------------
Total fixed charges                                  779            744            802            944             893
                                           --------------  -------------  -------------  -------------   -------------
Total available income/(loss)                    $ 1,363          $ 945          $ (85)       $ 1,217         $ 1,604
                                           ==============  =============  =============  =============   =============
Ratio of available income to combined
      fixed charges                                  1.7            1.3           -0.1 *          1.3             1.8
                                           ==============  =============  =============  =============   =============




*  Income from continuing operations (before income taxes and capitalized interest) was not sufficient to cover fixed charges by
   $887 million.
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